Exhibit 10.28

Offer Letter, dated as of December 12, 2017, by and between Eiger BioPharmaceuticals, Inc. and David Apelian, M.D., Ph.D.

December 8, 2017

Eiger BioPharmaceuticals, Inc.

350 Cambridge Avenue, Suite 350

Palo Alto, CA 94306

David Apelian, MD, PhD

3 Old Beach Glen Rd

Boonton, NJ 07005

Re:Employment Terms

Dear David:

Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”) is pleased to offer you the position of Chief Operating Officer and Executive Medical Officer, on the following terms.

You will be responsible for duties customarily associated with this position and will report to the President and CEO.  You will work at our facility located at 350 Cambridge Avenue in Palo Alto, California.  Of course, Eiger may change your position, duties, and work location from time to time in its discretion.

Your salary will be $518,000 per year, less payroll deductions and withholdings.  You will be paid semi-monthly. In addition you will be eligible for a targeted bonus of 40% of your base salary based upon your performance and attainment of Company objectives. As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities.  In addition, you will receive a $180,000 one-time cash sign on bonus, less payroll deductions and standard withholdings.

You will be eligible for the following standard Company benefits:  medical insurance, paid time off (PTO), 401(K), Employee Stock Purchase Plan (ESPP) and holidays.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.  Eiger may change compensation and benefits from time to time in its discretion.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Eiger Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase 150,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant.  The Option will be subject to the terms and conditions of the Plan and your grant agreement.  Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

As an Eiger employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.  As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Eiger proprietary information, among other obligations.

Exhibit 10.28

Offer Letter, dated as of December 12, 2017, by and between Eiger BioPharmaceuticals, Inc. and David Apelian, M.D., Ph.D.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

You may terminate your employment with Eiger at any time and for any reason whatsoever simply by notifying Eiger.  Likewise, Eiger may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Eiger.

In the event of a Change of Control of the Company after your first 6 months of employment that (i) requires a move of the Company over 50 miles or (ii) results in a substantial reduction in your responsibilities or compensation (that is not otherwise applicable to the other members of the management team):

a.	You will receive 12 months of your base salary, paid in the form of continuing base salary payments, less payroll deductions and standard withholdings
b.	Providing you elect COBRA in a timely manner, the Company will pay for your COBRA benefits for up to a maximum of 6 months or until you are enrolled in a separate benefits plan
c.	You will receive accelerated vesting of 100% of your unvested shares under the Option

In the event of your termination without Cause after your first 6 months of employment:

a.	You will receive 6 months of your base salary, paid in the form of continuing base salary payments, less payroll deductions and standard withholdings
b.	Providing you elect COBRA in a timely manner, the Company will pay for your COBRA benefits for up to a maximum of 6 months or until you are enrolled in a separate benefits plan
c.	You will receive accelerated vesting of 50% of your unvested shares under the Option

A “Change in Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of preferred stock of the Company.

“Cause” shall mean that in the reasonable determination of the Board, you commit any felony or crime involving moral turpitude, participate in any fraud against the Company, willfully breach your duties to

Exhibit 10.28

Offer Letter, dated as of December 12, 2017, by and between Eiger BioPharmaceuticals, Inc. and David Apelian, M.D., Ph.D.

the Company, wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach any material provision of the Agreement, the Proprietary Information and Inventions Agreement or any other agreement entered into with the Company.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Eiger.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Eiger.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by December 15, 2017 if you wish to accept employment at Eiger under the terms described above.  If you accept our offer, we would like you to start on January 3, 2018.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Cory
David Cory, RPh, MBA

President and CEO

Accepted:

/s/ David Apelian
David Apelian, MD, PhD

December 13, 2017
Date

Attachment:  Employee Confidential Information and Inventions Assignment Agreement